Exhibit 99.1

Contact:
Investors	News Media
Patty Campanile	Linda Megathlin
(508) 236-3147	(508) 236-1761
pcampanile@sensata.com	lmegathlin@sensata.com

Sensata Technologies B.V. Announces the Closing of Airpax Holdings, Inc.

ATTLEBORO, Mass. (July 27, 2007) — Sensata Technologies, Inc., a wholly-owned, indirect subsidiary of Sensata Technologies B.V., today announced that it has closed the previously announced acquisition of Airpax Holdings, Inc., a manufacturer of components and systems for power protection, sensing and control applications.

The purchase price was $276 million, plus fees and expenses. Sensata closed the acquisition with a combination of cash and new borrowings. Sensata issued a new senior subordinated term loan for euro 141 million ($195 million) arranged by Morgan Stanley, Bank of America, and Goldman Sachs, with a maturity date of October 27, 2013. The new term loan contains customary covenants and representations and warranties. The loan bears interest at a variable rate based on EURIBOR plus the applicable margin. The applicable margin is currently 4.50%, and will increase by 0.50% commencing on the date that is six months following the Effective Date and on each three-month anniversary of such date thereafter; provided, that the interest rate on the loan will not exceed 10.50% per annum. The balance of the acquisition was funded with cash on hand.

Headquartered in Cambridge, Maryland, with facilities around the world and 2,800 employees, Airpax is the market leader in its suite of products which are complimentary to Sensata’s business. Airpax serves original equipment manufacturers (OEMs) in the telecommunications, industrial, recreational vehicle, heating, ventilation and air-conditioning, refrigeration, marine, military, medical, power supply and generation, construction and agricultural end markets.

For the year ended December 31, 2006, Airpax reported net revenues of approximately $123 million.

About Sensata Technologies

Sensata Technologies is a designer and manufacturer of sensors and controls for leaders in the global automotive, appliance, aircraft, industrial and

HVAC markets with facilities in Brazil, China, the Dominican Republic, Japan, Korea, Malaysia, Mexico, The Netherlands and the United States as well as sales offices around the world. Formerly the Sensors & Controls business of Texas Instruments, Sensata became an independent entity in April 2006. Its revenues for the year ending December 31, 2006 were approximately $1.2 billion. For more information, please visit our web site at: www.sensata.com.

Safe Harbor Statement

This press release contains forward–looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward–looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. The principal risks and uncertainties include, but are not limited to: our ability to integrate acquired businesses, including Airpax Holdings, Inc., and our ability to realize synergies related to our integration of acquisitions; changes in general economic conditions; our ability to operate as a stand-alone company, including remediation of identified weaknesses in our internal controls over financial reporting and implementation of our own information technology systems without disruption to our business; interest rate and foreign currency changes and various other risks associated with our non-U.S. operations; and the risk that the interests of our sponsors may conflict with those of the holders of our notes. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations Department or from the SEC website, www.sec.gov.